PAX WORLD MANAGEMENT CORP.
                                222 State Street
                         Portsmouth, New Hampshire 03801

                                  April , 1998


Board of Directors of
Pax World Money Market Fund, Inc.
600 Fifth Avenue
New York, New York 10020

Ladies and Gentlemen:

         I hereby subscribe for 100,000 shares of Institutional Class Common Stock, $0.001 par value per share, of Pax World Money
Market Fund, Inc., a Maryland Corporation (the "Fund"), at $1.00 per share for a purchase price of $100,000. My payment in full is confirmed.

         I hereby represent and agree that I am purchasing these shares of stock for investment purposes, for my own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares. I further agree that if any of such shares are redeemed during the period that the deferred organizational expenses of the Fund are being amortized, I will reimburse the Fund the then unamortized organizational expenses in the same ratio as the number of shares redeemed bears to the number of such shares held at the time of redemption.

                                            Very truly yours,

                                            PAX WORLD MANAGEMENT CORP.


                                            By: /s/ Lawrence A. Shadek
                                                -----------------------


Confirmed and Accepted:

PAX WORLD MONEY MARKET FUND, INC.


By: /s/ Bernadette Finn
    -------------------

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